Exhibit 10.2

PARENT SUPPORT AGREEMENT

This PARENT SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 27, 2021, by and among Blue Water Sponsor LLC, a Delaware limited liability company (“Sponsor”), Blue Water Acquisition Corp., a Delaware corporation (“Parent”), and Clarus Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (as amended from time to time, the “Merger Agreement”) by and among Parent, Blue Water Merger Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company.

WHEREAS, Sponsor owns 1,437,500 shares (including any shares of Class A Common Stock (as defined below) issued upon conversion of such shares, the “Founder Shares”) of Class B common stock, par value $0.0001 per share, of Parent (the “Class B Common Stock”);

WHEREAS, in connection with Parent’s initial public offering, Parent, Sponsor and certain officers and directors of Parent (collectively, the “Insiders”) entered into a letter agreement, dated as of December 15, 2020 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the Parent securities owned by them;

WHEREAS, Article IV, Section 4.3(b)(ii) of Parent’s Amended and Restated Certificate of Incorporation (the “Parent Charter”) provides, among other matters, that the Founder Shares will automatically convert into shares of Class A Common Stock, par value $0.0001 per share, of Parent upon the consummation of an initial business combination, subject to adjustment if additional shares of Class A Common Stock (“Class A Common Stock”), or Equity-linked Securities (as defined in the Parent Charter), are issued or deemed issued in excess of the amounts sold in Parent’s initial public offering (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, Merger Sub will merger with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of Parent) upon the terms and subject to the conditions set forth therein (the transactions contemplated by the Merger Agreement, the “Transaction”); and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms, for the benefit of the Company, (a) Sponsor agrees that it will abide by the provisions of Sections 1 and 7 of the Insider Letter (the “Insider Letter Requirements”), including voting in favor of the Transaction and not redeeming its shares of Parent Class B Common Stock in connection with the Transaction, and that in the event of a transfer to a permitted transferee pursuant to Section 7(c) of the Insider Letter (other than a transfer upon Parent’s liquidation), such permitted transferee must agree in writing to be bound by the restrictions herein, (b) Parent agrees to enforce the Insider Letter Requirements in accordance with their terms, and (c) each of Sponsor and Parent agree not to amend, modify or waive any of the Insider Letter Requirements (or related definitions or enforcement provisions) without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

Section 2 Waiver of Anti-Dilution Protection. Sponsor hereby agrees that subject to and conditioned upon the consummation of the Transaction, Sponsor as the holder of a majority of the issued and outstanding shares of Class B Common Stock, solely in connection with and only for the purpose of the proposed Transaction, hereby waives the Anti-Dilution Right pursuant to Article IV, Section 4.3(b)(ii) of the Parent Charter, and agrees that the Class B Common Stock will convert only upon the Initial Conversion Ratio (as defined in the Parent Charter) in connection with the Transaction. All other terms related to the Class B Common Stock shall remain in full force and effect, except as modified as set forth directly above, which modification shall be effective only upon the consummation of the Transaction.

Section 3 General.

(a) Termination. This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination.

(f) Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date of transmission (subject to affirmative confirmation of receipt); or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

If to Parent prior to the Closing, to:

Blue Water Acquisition Corp.
15 E. Putnam Avenue, Suite 363

Greenwich, CT 06830
Attn: Joseph Hernandez, Chief Executive Officer
Telephone No.: (646) 303-0737
Email: hernandez_joe@yahoo.com

With a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn: Barry I. Grossman, Esq.
Matthew A. Gray, Esq.
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com
mgray@egsllp.com

If to the Company, to:

Clarus Therapeutics, Inc.

555 Skokie Boulevard, Suite 340

Northbrook, IL 60062

Attention: Steven A. Bourne,

Chief Financial Officer

E-mail: sbourne@clarustherapeutics.com

Telephone: (847) 562-4300 X203

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

Attn:       Mitchell S. Bloom, Esq.

Arthur R. McGivern, Esq.

Daniel J. Espinoza, Esq.

Telephone No.: (617)-570-1055;

(617)-570-1971;(650)-752-3152

Email: mbloom@goodwinlaw.com

amcgivern@goodwinlaw.com

despinoza@goodwinlaw.com

If to Parent from and after the Closing, to:

Clarus Therapeutics Holdings, Inc.
555 Skokie Boulevard, Suite 340

Northbrook, IL 60062

Attention: Steven A. Bourne,

Chief Financial Officer

E-mail: sbourne@clarustherapeutics.com

Telephone: (847) 562-4300 X203

With a copy (which will not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attn:       Mitchell S. Bloom, Esq.

Arthur R. McGivern, Esq.

Daniel J. Espinoza, Esq.

Telephone No.: (617)-570-1055;

(617)-570-1971;(650)-752-3152

Email:      mbloom@goodwinlaw.com

amcgivern@goodwinlaw.com

despinoza@goodwinlaw.com

If to Sponsor, to: Blue Water Sponsor LLC 15 E. Putnam Avenue, Suite 363 Greenwich, CT 06830 Attn: Joseph Hernandez, Managing Member Telephone No.: (646) 303-0737 Email: hernandez_joe@yahoo.com

With a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn: Barry I. Grossman, Esq.
Matthew A. Gray, Esq.
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com
mgray@egsllp.com

(b) Entire Agreement. This Agreement (including the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

(c) Arbitration.

(i) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(ii) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of any party. The Arbitrator shall be selected within thirty (30) days of the written request of any party.

(iii) The laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed and to be performed wholly in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(iv) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(v) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 3(d)(iii).

(vi) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(vii) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 3(d)(viii), as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(viii) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Delaware, to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(ix) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified; provided, however, that Parent’s indemnification obligations under this Section 3(d)(ix) shall be subject to the prior agreement of any applicable indemnitee to be bound by a customary waiver of claims against Parent’s Trust Account.

(x) Notwithstanding anything herein to the contrary, the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Delaware to render such relief and to enforce specifically the terms and provisions of this Agreement.

(d) WAIVER OF JURY TRIAL; Exemplary Damages.

(i) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(ii) Each of the parties to this Agreement acknowledges that it has been represented in connection with the signing of the foregoing waiver by independent legal counsel selected by it and that such party has discussed the legal consequences and import of such waiver with legal counsel. Each of the parties to this Agreement further acknowledges that it has read and understands the meaning of such waiver and grants such waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Parent, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor liquidates and distributes to its members all securities of Parent (or any successor public entity) that it owns in accordance with its organizational documents, Sponsor may, without obtaining the consent of any other party hereto, transfer the Earnout Shares and its rights and obligations under this Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder. Any purported assignment in violation of this Section 3(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 3(j).

(k) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of Parent, and not in its capacity as a director (including “director by deputization”), officer or employee of Parent, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving as a director of Parent or any Subsidiary of Parent, acting in such person’s capacity as a director or officer of Parent or any Subsidiary of Parent.

(l) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m) Counterparts. This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

BLUE WATER SPONSOR LLC

By:	/s/ Joseph Hernandez
Name:	Joseph Hernandez
Title:	Managing Member

BLUE WATER ACQUISITION CORP.

By:	/s/ Joseph Hernandez
Name:	Joseph Hernandez
Title:	Chief Executive Officer

CLARUS THERAPEUTICS, INC.

By:	/s/ Robert E. Dudley
Name:	Robert E. Dudley
Title:	President and CEO

{Signature Page to Parent Support Agreement}